Exhibit 23.5

Shanghai iResearch Co., Ltd., China
Rm 701, Building B, Zhongjin Building
333 North Caoxi Rd. Shanghai, 200030
Tel: 021-51082699
Fax: 021-51082699
http://www.iresearch.com.cn

March 7, 2014

Vipshop Holdings Limited

No. 20 Huahai Street

Liwan District, Guangzhou 510370

The People’s Republic of China

Re: Vipshop Holdings Limited

Ladies and Gentlemen,

We understand that Vipshop Holdings Limited (the “Company”) plans to file a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with (i) the selling shareholders’ proposed sale of certain shares, in each case represented by American depositary shares, and (ii) the Company’s proposed offering of notes (together, the “Proposed Offering”).

We hereby consent to the references to our name and the inclusion of data and statements from our research reports and amendments thereto, including but not limited to the industry research report titled “ 2011 China Online Shopping Report” issued by us in August, 2011 and updated in March, 2014 (the “Report”) and any subsequent amendments to the Report, in the Registration Statement and any amendments and supplements thereto, in any other future filings with the SEC by the Company, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed Offering, and in other publicity materials in connection with the Proposed Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of Shanghai iResearch Co., Ltd., China

By:
Name:
Title: